Exhibit 99.1

MDC PARTNERS INC. SETS JUNE 4, 2019

FOR ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

New York, NY, January 18, 2019 (NASDAQ: MDCA) – MDC Partners Inc. (“MDC Partners” or the “Company”) announced today that the Company has set June 4, 2019 for a combined Annual and Special Meeting of Shareholders. The Special Meeting has been called in response to a requisition by FrontFour Capital Group LLC.

The Board of directors of the Company has determined that, rather than incur the additional expense and disruption that would be associated with holding two shareholder meetings in quick succession, it would be in the best interests of the Company to hold the requisitioned meeting at the same time as the annual meeting takes place in June.

The Company also announced that its Board approved the adoption of an advance notice by-law, establishing a framework requiring advance notice for the nomination of directors by shareholders of MDC Partners. The advance notice by-law is effective immediately and will be presented to shareholders for confirmation at the Annual and Special Meeting. The full text of the advance notice by-law will be available under the Company’s EDGAR profile at www.sec.gov and under the Company’s SEDAR profile at www.sedar.com.

As previously announced, MDC’s Board of Directors continues to explore and evaluate potential strategic alternatives. This ongoing review process is proceeding in parallel with the Company’s previously announced search to identify a successor Chief Executive Officer. The Company does not intend to disclose developments or comment further regarding its strategic review or CEO search until such time as its Board of Directors has determined the outcome of the process or otherwise has determined that further disclosure is appropriate or required.

The Company has retained Kingsdale Advisors as its strategic shareholder and communications advisor and Stikeman Elliott LLP as its legal advisors.

About MDC Partners Inc.

MDC Partners is one of the most influential marketing and communications networks in the world. As “The Place Where Great Talent Lives,” MDC Partners is celebrated for its innovative advertising, public relations, branding, digital, social and event marketing agency partners, which are responsible for some of the most memorable and effective campaigns for the world’s most respected brands. By leveraging technology, data analytics, insights and strategic consulting solutions, MDC Partners drives creative excellence, business growth and measurable return on marketing investment for over 1,700 clients worldwide. For more information about MDC Partners and its partner firms, visit our website at www.mdc-partners.com and follow us on Twitter at http://www.twitter.com/mdcpartners.

Media/Investor Contact:

Dan Zacchei/Erica Bartsch

Sloane & Company

212-446-1875

Dzacchei@sloanepr.com / IR@mdc-partners.com

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